SUPPLEMENTAL INDENTURE


                   SUPPLEMENTAL INDENTURE, dated as of June 30, 1997 (the "Supplemental Indenture") to the Indenture between Sassco Fashions, Ltd., a Delaware corporation (the "Company"), and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), dated as of June 4, 1997 (the "Indenture").

                   WHEREAS, the Company and the Trustee have heretofore executed and entered into the Indenture;

                   WHEREAS, pursuant to Section 7.1(5) of the Indenture, the Company has determined that an amendment to the Indenture by Supplemental Indenture as set forth herein, is appropriate and will not adversely affect the legal rights of any Securityholder thereunder and the Company and the Trustee desire to evidence such amendment in writing; and

                   WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Supplemental Indenture by the Company and the Trustee have been in all respects duly authorized by the Company and the Trustee.

                   ACCORDINGLY, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

                   1. Section 2.1 of the Indenture is hereby modified and amended to change the reference to "$1,000" to "$1".

                   2. Section 3.2 of the Indenture is hereby modified and amended to change each of the references to"$1,000" to "$1".

                   3. Exhibit A of the Indenture is hereby modified and amended to change the reference to "$100" to "$1".

                   4. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                   5. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Indenture.

                   6. In all respects not inconsistent with the terms and provisions of this Supplemental Indenture, the Indenture is hereby ratified, adopted, approved and confirmed.

                   7. If any term, provision, covenant or restriction of this Supplemental Indenture is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, cov-enants and restrictions of this Supplemental Indenture and of the Indenture shall remain in full force and effect and shall in no way be affected, impaired or invalidated.





                   8. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery to the Trustee.

                   IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date and year first above written.


                                       SASSCO FASHIONS, LTD.



                                       By:  /s/ Dennis P. Kelley
                                          Name: Dennis P. Kelley
                                          Title: Chief Financial Officer



                                       IBJ SCHRODER BANK & TRUST
                                       COMPANY, as Trustee



                                       By: /s/ Barbara McCluskey
                                          Name: Barbara McCluskey
                                          Title: Vice President





























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